Exhibit 99.1

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

The undersigned, who has agreed to serve as a member of the Board of Directors of Claymont Steel Holdings, Inc., a Delaware corporation (the “Company”), hereby grants the Company consent to use his name in its Registration Statement on
Form S-1 and all amendments, including post-effective amendments, to the Registration Statement.

Dated: November 28, 2006

/s/ Tracy Shellabarger
Tracy Shellabarger